Exhibit 10.5
January 19, 2009
Craig Stevenson
c/o Quiksilver
15202 Graham St.
Huntington Beach, CA 92649

Re:	Employment at Quiksilver, Inc.
Dear Craig:
     On behalf of Quiksilver, Inc. (“Quiksilver” or the “Company”), I am pleased to offer you the following terms of employment to supplement your current agreement with the Company which is attached hereto as Exhibit A (as amended hereby, the “Agreement”).
1.	Position; Exclusivity; Representation and Warranty.
(a)	The Company hereby agrees to employ you in the position of Interim President, Quiksilver Americas, currently reporting to Bob McKnight. This appointment will not change your status as President of Quiksilver South Asia Pacific and Global President of the Quiksilver Brand, but the Company acknowledges that during your tenure as Interim President of Quiksilver Americas, your principal duties will relate to the business and operations of the Americas region, as directed by the Chief Executive Officer. It is understood that you will serve as Interim President for 6 months, and that this period can be extended at any time by agreement between you and the Chief Executive Officer. Your responsibilities and duties may be changed from time to time as appropriate, and you may be assigned additional duties as determined by the Company.

(b)	Your anticipated start date is on or around January 12, 2009. During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and will not render any services to any other person or entity, whether for compensation or otherwise, without the prior consent of the Company’s Chief Executive Officer. Further, during your employment, you will not engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee, as a partner, as

1

a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity.
2.	Base Salary. Your base salary will be $29,166 per month ($350,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular payroll dates. A portion of your annual salary will be paid out of Australia’s payroll to ensure your maintenance of Australian residency. Your base salary will be reviewed at the time salaries are reviewed periodically and may be adjusted at the Company’s discretion in light of the Company’s performance, your performance, market conditions and other factors deemed relevant by the Company; provided however, the Company will review your base salary on the six month anniversary of this Agreement to evaluate a possible increase in your base salary to $400,000 (on an annualized basis). If you cease providing services as the Interim President, the Company will re-evaluate your base salary and possibly decrease your salary to reflect the change in your responsibilities.

3.	Bonus. For the fiscal year ending October 31, 2009, you shall be eligible to receive a discretionary bonus of up to $350,000, but no less than $200,000, provided certain transition and restructuring objectives have been met to the satisfaction of the Chief Executive Officer. In the event that your employment with the Company terminates (or your services as the Interim President terminates) prior to the end of the applicable fiscal year, your eligibility to receive a pro rata portion of the bonus is governed by the Agreement.

4.	Benefits. You will be eligible to participate in the Company’s employee benefit programs (e.g., group health insurance, 401(k), company paid life insurance, and company paid long term disability insurance) on the same terms and conditions applicable to comparable employees. You will be eligible to receive an annual clothing allowance of $5,000 used to purchase Company product at wholesale prices. Vacation and sick leave hours are not accrued for positions at your level; you are eligible to take time as needed. The Company reserves the right to change, modify, or eliminate any such benefits or coverage’s in its discretion.

5.	Stock Options. The amount and terms of any restricted stock, stock options, stock appreciation rights or other interests to be granted to you will be determined by the Board of Directors in its discretion and covered in separate agreements.

6.	Relocation Expenses. Quiksilver will reimburse you for reasonable and approved relocation costs incurred in moving you to California from Australia.

7.	Expatriate Assignment Compensation. The Company will contribute a total of $20,000 per month, less applicable withholdings and deductions,

2

for the purpose of housing, education, cost of living and similar expenses incurred as a result of being on assignment in the United States. After the six month anniversary of this Agreement, the expatriate compensation will be determined at the discretion of the Company’s Chief Executive Officer, but shall be no more than $15,000 per month.

8.	Pre-Employment Requirements. In accordance with Quiksilver’s policies and state and federal law, this Agreement (and offer of employment) is contingent upon your successful completion of all requirements to establish the legal right to work in the United States. Quiksilver will incur all legal fees necessary to establish your residency and the residency of your spouse and children, while you work in the United States.

9.	Compliance With Business and Personnel Policies. You will be required to observe the Company’s personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.
Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.
Craig, we look forward to you joining the Quiksilver Americas team.

Very truly yours,

Robert McKnight

CEO Quiksilver, Inc.

ACKNOWLEDGED AND AGREED:

Craig Stevenson

Date

3

[Date]
PERSONAL AND CONFIDENTIAL
[Executive]
c/o Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649

Re:	Employment at Quiksilver, Inc.
Dear [Executive]:
     This letter (“Agreement”) will confirm our understanding and agreement regarding your continued employment with Quiksilver, Inc. (“Quiksilver” or the “Company”). This Agreement is effective [Date], and completely supersedes and replaces any existing or previous oral or written understandings or agreements, express or implied, between you and the Company regarding your employment.
1.	Position; Exclusivity. The Company hereby agrees to employ you as its [___], currently reporting to the [___]. During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity.

2.	Base Salary. Your base salary will be $___ per month ($___ on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (but not below $___ per month) at the Company’s discretion in light of the Company’s performance, your performance, market conditions and other factors deemed relevant by the Company.

3.	Bonus. For the fiscal year ending October [ ] and each fiscal year thereafter, you shall be eligible to receive a discretionary bonus under the terms approved by the Board of Directors for such bonus. Any such bonus shall be paid within thirty (30) days following the date the Company publicly releases its annual audited financial statements (the “Bonus Payment Date”). In the event that your employment with the Company terminates prior to

~ 1 ~

the end of the applicable fiscal year, your eligibility to receive a pro rata portion of the bonus is governed by Paragraph 9 below. Any bonus payments shall be less applicable withholdings and deductions.

4.	Vacation. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days will be treated as earned or accrued.

5.	Health and Disability Insurance. You (and any eligible dependents you elect) will be covered by the Company’s group health insurance programs on the same terms and conditions applicable to comparable employees. You will also be covered by the long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverages in its discretion.

6.	Clothing Allowance. You will be provided a clothing allowance of $4,000 per year at the Company’s wholesale prices.

7.	Stock Options. You shall continue to be a participant in Quiksilver’s Stock Incentive Plan, or any successor equity plan. The amount and terms of any restricted stock, stock options, stock appreciation rights or other interests to be granted to you will be determined by the Board of Directors in its discretion and covered in separate agreements, but shall be substantially similar to those granted to other senior executives of Quiksilver of equivalent level. Stock options granted to you after the date hereof through the termination of your employment shall provide that if you are terminated by the Company without Cause (as hereinafter defined), as a result of your death or permanent disability, or you terminate your employment for Good Reason (as hereinafter defined), any such options outstanding will automatically vest in full on an accelerated basis so that the options will immediately prior to such termination become exercisable for all option shares and remain exercisable until the earlier to occur of (i) the first anniversary of such termination, (ii) the end of the option term, or (iii) termination pursuant to other provisions of the applicable option plan or agreement (e.g., a corporate transaction).

8.	Life Insurance. The Company will pay the premium on a term life insurance policy on your life with a company and policy of our choice, and a beneficiary of your choice, in the face amount determined by the Company of not less than $2,000,000. Our obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and we are not required to pay premiums for such a policy in excess of $5,000 annually.

9.	Unspecified Term; At Will Employment; Termination.

(a) Notwithstanding anything to the contrary in this Agreement or in your prior employment relationship with the Company, express or implied, your employment is for an unspecified term and either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) or notice at any time for any reason; provided, however, that you

~ 2 ~

agree to provide the Company with thirty (30) days advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an authorized officer of the Company.

(b) The Company may also terminate your employment immediately, without notice, for Cause, which shall include, but not be limited to, (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) commission of a felony or violation of law involving moral turpitude or dishonesty, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, or (viii) a material breach by you of your obligations under this Agreement. If the Company terminates your employment for Cause, or you terminate your employment other than for Good Reason (as defined below), you (or your estate or beneficiaries in the case of your death) shall receive your base salary and other benefits earned and accrued prior to the termination of your employment and, in the case of a termination pursuant to subparagraphs (i) or (ii) only, a pro rata portion of your bonus, if any, as provided in Paragraph 3 for the fiscal year in which such termination occurs, less applicable withholdings and deductions, and you shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment.

(c) If Quiksilver elects to terminate your employment without Cause, or if you terminate your employment with the Company for Good Reason within six (6) months of the action constituting Good Reason, the Company will (i) continue to pay your base salary (but not any employment benefits) on its regular payroll dates for a period of eighteen (18) months, (ii) pay you a pro rata portion of a bonus adopted pursuant to Paragraph 3, if any, for the fiscal year in which such termination occurs, less applicable withholdings and deductions, and (iii) pay you an amount equal to two times the average annual bonus earned by you pursuant to Paragraph 3 during the two (2) most recently completed fiscal years of the Company, payable over an eighteen (18) month period following termination in equal installments on the Company’s regular payroll dates, less applicable withholdings and deductions. In order for you to be eligible to receive the payments specified in this Paragraph 9(c), you must execute a general release of claims in a form reasonably acceptable to the Company. You shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment. You shall not have a duty to seek substitute employment, and the Company shall not have the right to offset any compensation due you against any compensation or income received by you after the date of such termination.

~ 3 ~

“Good Reason” for you to terminate employment means a voluntary termination as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material diminution of your authority without your consent, (iii) a material breach by the Company of its obligations under this Agreement, (iv) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this Agreement, or (v) the Company requiring you to be based (other than temporarily) at any office or location outside of the Southern California area without your consent. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company notice of termination on account thereof and, if such event or condition is curable, the Company fails to cure such event or condition within thirty (30) days of such notice.

(d) In the event that any payment or benefit received or to be received by you (collectively, the “Payments”) would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the following limitation shall apply:

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

(i) 2.99 times your Average Compensation (as defined below), or

(ii) the amount which yields you the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

The present value of the Payments will be measured as of the date of the change in control and determined in accordance with the provisions of Code Section 280G(d)(4).

Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the change in control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.

(e) Notwithstanding the foregoing, to the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Code, such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum after the end of the six-month period) and the Treasury Regulations and the transitional relief thereunder; provided, however, that in no event will the Company be required to provide you

~ 4 ~

with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax under Code Section 409A or in the event that the Company changes the time or form of your payments or benefits in accordance with this paragraph.
10.	Trade Secrets; Confidential and/or Proprietary Information. The Company owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company’s business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, sales and marketing strategies, sales commission formulae, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of the Company, including, but not limited to, those items specifically mentioned above.

11.	Expense Reimbursement. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company’s benefit on such terms and conditions as shall be generally available to other executives of the Company.

12.	Compliance With Business Policies. You will devote your full business time and attention to Quiksilver and will not be involved in other business ventures without written authorization from the Company’s Board of Directors. You will be required to observe the Company’s personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

13.	Entire Agreement. This Agreement, its addenda, and any stock option agreements the Company may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and an authorized officer of the Company.

14.	Arbitration as Exclusive Remedy. To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies

~ 5 ~

which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including (but not limited to) claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. Nevertheless, claims for workers’ compensation benefits or unemployment insurance, those arising under the National Labor Relations Act, and any other claims where mandatory arbitration is prohibited by law, are not covered by this arbitration agreement, and such claims may be presented by either the Company or you to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.
15.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.
Please sign and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

Very truly yours,

~ 6 ~

Robert B. McKnight

Enclosure
ACKNOWLEDGED AND AGREED:

[Executive]

~ 7 ~

March 5, 2009
Mr. Craig Stevenson
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California 92649
Dear Mr. Stevenson:
Reference is made to that certain letter agreement (the “Agreement”) with respect to your employment at Quiksilver, Inc. (“Quiksilver”) dated January 19, 2009. Capitalized terms used in this letter and not defined herein shall have the meaning ascribed to them in the Agreement.
This letter amends the Agreement as follows:
1.	The parties agree to amend and replace Section 7 of the Agreement as follows:

“Expatriate Assignment Compensation. The Company will contribute a total of $6,000 per month, less applicable withholdings and deductions, for the purpose of education, cost of living and similar expenses incurred as a result of being on assignment in the United States until the six month anniversary of this Agreement. After the six month anniversary of this Agreement, the expatriate compensation will be determined at the discretion of the Company’s Chief Executive Officer. The Company also agrees to provide you with access to a company-owned automobile while you are on assignment in the United States.”
Except as expressly amended by this letter, the terms, conditions, covenants and agreements contained in the Agreement remain unaffected by this letter and continue in full force and effect. Further, this letter and the Agreement constitute the entire agreement between the parties with respect to the subject matter set forth herein and therein and supercede all other agreements, proposals, oral or written statements. Please confirm your agreement by signing and returning one copy of this letter to the undersigned, whereupon this letter will become a binding agreement between the parties.
Very truly yours,

By:
	Name:	Charles Exon
	Title:	Chief Administrative Officer

Accepted and agreed to this 5th day of March, 2009
By:
	Name:	Craig Stevenson